Exhibit 1.3
(Translation)
       This document has been translated from the Japanese original for reference purposes only.
Share Handling Regulations
(as amended in June 2010)
Sumitomo Mitsui Financial Group, Inc.
Share Handling Regulations
of
Sumitomo Mitsui Financial Group, Inc.
(as amended on June 29, 2010)
Chapter I: General Provisions
(Purpose)
Article 1
       The handling of business with respect to shares of the Company shall be governed (i) by the rules prescribed by (x) the Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and (y) account management institutions, such as securities companies (hereinafter referred to as the “Securities Companies”) at which shareholders have their own transfer accounts, as well as (ii) by these Regulations pursuant to the Articles of Incorporation of the Company.
(Transfer Agent)
Article 2
       The transfer agent of the Company and its place of share handling business shall be as follows:

Transfer Agent:	The Sumitomo Trust and Banking Co., Ltd.
5-33, Kitahama 4-chome, Chuo-ku, Osaka
Place of Share Handling Business:	The Sumitomo Trust and Banking Co., Ltd.
Stock Transfer Agency Department
3-1, Yaesu 2-chome, Chuo-ku, Tokyo
Chapter II: Records and Other Matters in Register of Shareholders
(Records in Register of Shareholders)
Article 3
1.	Any change of the matters recorded in the register of shareholders shall be made in accordance with a notice given by JASDEC, such as a notice concerning all shareholders (excluding the notice (hereinafter referred to as the “Individual Shareholder Notice”) provided for in Article 154, Paragraph 3 of the Act Concerning Book-

Entry Transfer of Corporate Bonds, Shares and Other Securities (hereinafter referred to as the “Book-Entry Transfer Act”)).

2.	In addition to the provisions of the immediately preceding Paragraph, in the case of issuance of new shares or in any other case provided for by laws or regulations, a change of the matters recorded in the register of shareholders shall be made without a notice from JASDEC.

3.	Any record in the register of shareholders shall be made using the characters and/or symbols designated by JASDEC.
(Notifications Regarding Matters Recorded in Register of Shareholders)
Article 4
1.	Each shareholder and registered stock pledgee shall notify the name or the trade name, and the address of such shareholder and registered stock pledgee through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

2.	Any change of the matters notified under the immediately preceding Paragraph shall be notified.
(Legal Representative)
Article 5
1.	A legal representative of a shareholder and a registered stock pledgee such as a person in parental authority (shinken-sha) or a guardian (koken-nin) shall report the name or the trade name, and the address of such legal representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

2.	Any change or cancellation of the matters notified under the immediately preceding Paragraph shall be notified.
(Standing Proxy or Temporary Address of Shareholder and Others Who Reside in Foreign Country)
Article 6
1.	Each shareholder and registered stock pledgee or his/her legal representative or representative who resides in a foreign country shall appoint his/her standing proxy who resides in Japan or designate a mailing address in Japan, and report such proxy or address through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC, in addition to those required to be notified under Article 4.

2.	Any change or cancellation of the matters notified under the immediately preceding Paragraph shall be notified.

3.	The provisions of Article 4 shall apply mutatis mutandis to a standing proxy.
(Representative of Joint Shareholders)
Article 7
1.	Joint shareholders shall designate one (1) representative and notify such representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

2.	The foregoing provision shall apply also to the case of replacement of such representative.
(Notification of Representative)
Article 8
1.	Any shareholder and registered stock pledgee or its standing proxy, as long as it is a corporate body, shall notify one (1) person as its representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The foregoing provision shall apply also to the case of replacement of such representative.

2.	Any shareholder and registered stock pledgee, as long as it is an unincorporated association, shall designate one (1) representative and notify such representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The foregoing provision shall apply also to the case of replacement of such representative.
(Method of Identification through JASDEC)
Article 9
       Notifications that are submitted to the Company from a shareholder and a registered stock pledgee through the Securities Companies and JASDEC shall be deemed to have been submitted by such shareholder and registered stock pledgee himself/herself.
Chapter III: Identification of Shareholders
(Identification of Shareholders)
Article 10
1.	In the event that a shareholder (including a shareholder who provided the Individual Shareholder Notice) makes requests or exercises any other rights entitled to shareholders (hereinafter referred to as the “Requests”), such shareholder shall attach or provide a document certifying that such Requests were made by such shareholder himself/herself (hereinafter referred to as the “Identification Document”), except where the Company is able to confirm that such Requests are made by such shareholder himself/herself.

2.	In the event that the Requests are made by a shareholder to the Company through the Securities Companies and JASDEC, such Requests shall be deemed to have been made by such shareholder himself/herself and the Identification Document is not required.

3.	In the event that the Requests are made by a proxy, the relevant shareholder shall, in addition to the procedures referred to in Paragraphs 1 and 2 of this Article, attach a power of attorney on which the shareholder has signed or affixed his/her printed name and seal. The name or the trade name, and the address of the proxy shall be described in the power of attorney.

4.	The provisions of Paragraphs 1 and 2 of this Article shall apply mutatis mutandis to a proxy.
Chapter IV: Purchase of Shares Less Than One Unit
(Method of Requesting Purchase)
Article 11
       When requesting purchase of shares less than one unit, such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.
(Determination of Purchase Price)
Article 12
       The purchase price of shares less than one unit shall be the amount equal to the closing price quoted at the Tokyo Stock Exchange on the date on which the purchase request as described in the immediately preceding Article arrives at the place of share handling business of the transfer agent prescribed in Article 2 (hereinafter referred to as the “Purchase Request Date”), multiplied by the number of shares for which the purchase request is made. Provided, however, that if there is no trading on the Purchase Request Date at the Tokyo Stock Exchange or the Purchase Request Date is a day on which the Tokyo Stock Exchange is closed, the purchase price shall be the amount equal to the price at which the first trade is made after such date, multiplied by the number of shares for which the purchase request is made.
(Payment of Purchase Price)
Article 13
1.	The purchase price of shares less than one unit shall be paid pursuant to the rules prescribed by JASDEC on the date designated by the Company which shall be within five (5) business days following the date on which the purchase price is determined, unless the Company determines otherwise.

2.	When offered by the party requesting the purchase, payment of the purchase price of shares less than one unit may be made by way of remittance into the bank account designated by such requesting party or by sending a giro system withdrawal slip (furikae haraidashi-shousho) to the address of the requesting party.

3.	When the purchase price is paid pursuant to Paragraph 1 or Paragraph 2 of this Article, the purchase fee prescribed in Article 23 shall be deducted.
(Transfer of Shares)
Article 14
       With respect to the shares less than one unit for which a purchase request is made, the rights thereof shall be transferred to the transfer account of the Company on the date on which the payment or the payment procedures prescribed in the immediately preceding Article is or are completed.
Chapter V: Sales of Shares Less Than One Unit
(Method of Requesting Sale)
Article 15
       When requesting a sale of shares less than one unit, such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.
(Sale Request for Number of Shares Exceeding Remaining Number of Treasury Stocks)
Article 16
       If an aggregate number of shares less than one unit for which sale requests are made in a day exceeds the number of shares held by the Company as treasury stocks to be transferred, no such sale requests made on such day shall take effect.
(Effective Date of Sale Request)
Article 17
       A sale request shall take effect on the date on which the sale request prescribed in Article 15 arrives at the place of share handling business of the transfer agent prescribed in Article 2.

(Suspension Period of Sale Request)
Article 18
1.	Acceptance of sale requests shall be suspended during the period from the tenth (10th) business day immediately preceding any of the following dates up to the relevant date, every year:

(1) March 31; (2) September 30; and (3) Any other date such as the determination date of shareholders designated by JASDEC.

2.	Whenever the Company deems necessary, any other period during which the Company suspends acceptance of sale requests may be established in addition to those prescribed in the immediately preceding Paragraph.
(Determination of Sale Price)
Article 19
       The sale price of shares less than one unit shall be the amount equal to the closing price quoted at the Tokyo Stock Exchange on the date on which the sale request takes effect, multiplied by the number of shares for which the sale request is made. Provided, however, that if there is no trading on the effective date of the sale request at the Tokyo Stock Exchange or the effective date of the sale request is a day on which the Tokyo Stock Exchange is closed, the sale price shall be the amount of the price at which the first trade is made after such date multiplied by the number of shares for which the sale request is made.
(Transfer of Sold Shares)
Article 20
       Application for the transfer of shares, in the number equivalent to the number of shares for which the sale request is made, to the transfer account of the shareholder who made such sale request shall be made, by the Company, on the day on which it is confirmed that the amount of the sale price prescribed in the immediately preceding Article together with the amount of the fees prescribed in Article 23 has been remitted by the shareholder to the bank account designated by the Company, through the Securities Companies, pursuant to the rules prescribed by JASDEC.
Chapter VI: Exceptions in respect of Special Account
(Exceptions in respect of Special Account)
Article 21
       Identification of the shareholder for whom a special account is opened and any other handling business regarding such special account shall be governed by the rules prescribed by the account management institution for such special account as well as by the rules prescribed by JASDEC.
Chapter VII: Procedures for Exercise of Shareholders’ Rights
(Minority Shareholders’ Rights and Others)
Article 22
1.	In the event that a shareholder directly exercises against the Company the minority shareholders’ rights or other rights prescribed in Article 147, Paragraph 4 of the Book-Entry Transfer Act, the shareholder shall exercise such rights upon (i) providing the Individual Shareholder Notice and (ii) submitting to the Company a document with his/her signature, or printed name and seal affixed thereon.

2.	With respect to the agenda for a shareholders’ meeting proposed by shareholders, in the event that the Company describes, in the reference documents for the shareholders’ meeting, (i) the reason for proposal of such agenda, and (ii) when such agenda is about the election of officers, the matters relating to the candidates for officers, the description exceeding 400 characters may be summarized.
Chapter VIII: Fees
(Fees)
Article 23
       The amount of fees payable for the handling of shares shall be as follows:
For the purchase of shares less than one unit pursuant to the provisions of Article 11 and the acceptance of the sale request of the shares less than one unit pursuant to the provision of Article 15:
The amount equal to the per-unit amount obtained by the following formula multiplied by the proportion of the number of shares less than one unit purchased or sold against the number of shares for one (1) unit, with any fraction of less than one (1) yen resulting from such calculation being rounded off:
       (Formula)

Of the purchase price or the sale price per unit:

Portion representing yen 1 million or less	1.150%
Portion representing more than yen 1 million but not exceeding yen 5 million	0.900%
Portion representing more than yen 5 million but not exceeding yen 10 million	0.700%
Portion representing more than yen 10 million but not exceeding yen 30 million	0.575%
Portion representing more than yen 30 million but not exceeding yen 50 million	0.375%
       Or yen 2,500 if the per-unit amount calculated by the above formula falls below yen 2,500.
Chapter IX: Preferred Stock
(Scope of Application of this Chapter)
Article 24
       Notwithstanding the provisions of Chapter II through Chapter VIII, the provisions of Chapter I and this Chapter shall apply to the shares of preferred stock that are not listed.
(Requests and Notifications Concerning Preferred Stock)
Article 25
1.	Procedures prescribed in this Chapter and procedures for requests, offers, notifications or applications concerning the matters that the Company entrusts to the transfer agent for handling shall be made to the transfer agent.

2.	Any request, offer, notification or application prescribed in this Chapter shall be made in the form designated by the Company, with the seal notified pursuant to the provisions of Article 28 affixed thereon.

3.	In the event that any request, offer, notification or application as described in this Chapter is made by a proxy or requires consent of a protector (hosanin) or an assistant (hojonin), a document evidencing the authority of such proxy or such consent, shall be submitted.
(Registration of Transfer of Preferred Stock)
Article 26
1.	In the case of a request for entries or records in the register of holders of the preferred stock (hereinafter referred to as the “Registration of Transfer”), a written request therefor, with the signatures of both the holder of the preferred stock (hereinafter referred to as the “Preferred Shareholder”) and the person who acquired such preferred stock affixed thereon, shall be submitted.

2.	In the event that a request for the Registration of Transfer is made with respect to the preferred stock transferred due to any event other than assignment, a document evidencing such transfer shall be submitted.

3.	If any special procedure is required by laws and regulations in connection with transfer of the preferred stock, a written request therefor shall be submitted together with a document evidencing the completion of such procedure.
(Registration of Pledges on Preferred Stock or Cancellation Thereof)
Article 27
       In the case of a request for the registration of pledges on the preferred stock, change or cancellation thereof, a written request therefor, with the signatures of both a pledgor and a pledgee affixed thereon, shall be submitted.
(Address, Name and Seal of Preferred Shareholders)
Article 28
1.	Each Preferred Shareholder and registered stock pledgee or his/her legal representative or representative shall notify his/her address, name and seal; provided, however, that foreigners, who have a custom of using signatures, may substitute their specimen signatures instead of a seal.

2.	Any change of the matters notified under the immediately preceding Paragraph shall be notified.
(Standing Proxy or Temporary Address of Preferred Shareholder Who Resides in Foreign Country)
Article 29
1.	Each Preferred Shareholder and registered stock pledgee or his/her legal representative or representative who resides in a foreign country shall appoint his/her standing proxy who resides in Japan or designate a mailing address in Japan, and notify such proxy or address, in addition to those required to be reported under the immediately preceding Article.

2.	Any change of the matters notified under the immediately preceding Paragraph shall be notified.

3.	The provisions of the immediately preceding Article shall apply mutatis mutandis to a standing proxy.
(Representative of Joint Preferred Shareholders)
Article 30
1.	Joint Preferred Shareholders shall designate one (1) representative and notify such representative.

2.	The foregoing provision shall apply also to the case of replacement of such representative.
(Notification of Representative)
Article 31
1.	Any Preferred Shareholder and registered stock pledgee or its standing proxy, as long as it is a corporate body, shall designate one (1) representative and notify such representative. The foregoing provision shall apply also to the case of replacement of such representative, and a notification together with a certificate for registered matters shall be submitted.

2.	Any Preferred Shareholder and registered stock pledgee, as long as it is an unincorporated association, shall designate one (1) representative and notify such representative. The foregoing provision shall apply also to the case of replacement of such representative.
(Change in Register of Shareholders)
Article 32
       In the case of any change in the register of shareholders due to any of the following reasons, a notification together with a document evidencing such change shall be submitted:
(1)	Change of first name or given name;

(2)	Appointment, replacement or cancellation of a legal representative such as a person in parental authority (shinken-sha) or a guardian (kouken-nin);

(3)	Change of trade name or corporate name; and

(4)	Entity conversion of corporate body.
(Method for Request for Acquisition)
Article 33
1.	In the event that any Preferred Shareholder holding, Class 5 Preferred Stock or Class 7 Preferred Stock requests for the acquisition of the relevant preferred stock, in exchange for the delivery of shares of common stock, a written request shall be submitted to the place of share handling business of the transfer agent prescribed in Article 2.

2.	The request for acquisition may not be cancelled after submitting the written request therefor.
(Effect of Request for Acquisition)
Article 34
       The request for acquisition of preferred stock shall come into effect on the date on which the written request therefor arrives at the place of share handling business of the transfer agent.
       (Application Mutatis Mutandis of Procedures for Exercise of Shareholders’ Rights)
Article 35
       Provisions of Article 22, Paragraph 1 shall apply mutatis mutandis to the preferred stock; provided, however, that it is not necessary to submit the receipt of the Individual Shareholder Notice.

(Exceptional Treatment)
Article 36
       When any provision contrary hereto is adopted by resolution for the issuance of shares of preferred stock or otherwise in connection with the provisions of this Chapter, such provision shall prevail.